Exhibit 4.4
FOURTH AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
          THIS FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of March 17, 2010 (this “Agreement”), by and among (i) RealPage, Inc., a Delaware corporation (the “Company”), (ii) the Persons (as defined below) listed on Schedule I annexed hereto under the heading “Series A Shareholders,” (iii) the Persons listed on Schedule I annexed hereto under the heading “Series A1 Shareholders,” (iv) the Persons listed on Schedule I annexed hereto under the heading “Series B Shareholders,” (v) the Persons listed on Schedule I annexed hereto under the heading “Series C Shareholders,” (vi) the Persons listed on Schedule I annexed hereto under the heading “Major Shareholders and Warrantholders,” and (vii) such other Persons who have executed or may from time to time execute a counterpart copy of this Agreement and whose names will be added to Schedule I annexed hereto. The Persons described in (ii) through (vii) are sometimes hereinafter referred to as the “Shareholders” collectively and a “Shareholder” individually.
W I T N E S S E T H
          WHEREAS, as of October 28, 2009, the Company, the Series A Shareholders, the Series A1 Shareholders, the Series B Shareholders, the Series C Shareholders and the Major Shareholders and Warrantholders entered into that certain Third Amended and Restated Shareholders Agreement pursuant to which the parties thereto agreed upon certain matters relating to the operations of the Company and the voting and disposition of shares of Capital Stock (as defined below) (the “Prior Agreement”);
          WHEREAS, the Company and the Shareholders desire to amend and restate the Prior Agreement as set forth herein;
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Shareholders and the Company agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
          “Advance Capital” shall mean collectively, Advance Capital Partners, L.P., Advance Capital Offshore Partners, L.P., Jeffrey T. Leeds, Ethan A. Budin, Mark H. Sherman, Donald J. Edwards, Joshua A. Sorensen and Robert T. Puopolo and their respective assigns.
          “Affiliate” shall have the meaning set forth in Section 5.
          “Agreement” shall have the meaning set forth in the introductory paragraph hereto.

          “Apax” shall mean Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V., Patricof Private Investment Club III, L.P. and their respective successors and assigns.
          “Board of Directors” shall mean the Board of Directors of the Company.
          “Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) any other day on which banks in the City of New York are authorized or required to close.
          “Capital Stock” shall mean any and all shares of Series A Stock, Series A1 Stock, Series B Stock, Series C Stock and Common Stock whether now outstanding or hereafter issued and any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of the Company’s capital stock or any form of membership, ownership or participation interests, as applicable, including partnership interests, whether now outstanding or hereafter issued, and any and all rights, warrants or options exercisable or exchangeable for or convertible into such capital stock of the Company or its successors.
          “Camden” shall mean Camden Partners Strategic Fund III, LP and Camden Partners Strategic Fund III-A, LP and their respective successors and assigns.
          “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company dated as of April 13, 2009, and as amended from time to time.
          “Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.
          “Company” shall have the meaning set forth in the introductory paragraph hereto.
          “Co-Sale Acceptance” shall have the meaning set forth in Section 7(c).
          “Co-Sale Securities” shall have the meaning set forth in Section 7(a).
          “Co-Sale Seller” shall have the meaning set forth in Section 7(a).
          “December 17, 1999 Agreement” shall have the meaning set forth in Section 17(a).
          “Default Directors” shall have the meaning set forth in Section 2(c).
          “Eligible Shareholder” shall have the meaning set forth in Section 8(a).
          “Event of Default” shall have the meaning set forth in the Certificate of Incorporation.
          “Governmental Body” shall mean any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county,

municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision.
          “Independent Directors” shall have the meaning set forth in Section 2(b).
          “Liquidation” shall have the meaning set forth in the Certificate of Incorporation.
          “Liquidation Preference” shall have the meaning set forth in the Certificate of Incorporation.
          “Major Shareholders and Warrantholders” shall have the meaning set forth in the introductory paragraph hereto.
          “Maximum Pre-emptive Number” shall have the meaning set forth in Section 8(a).
          “Notice of Intention to Sell” shall have the meaning set forth in Section 8(a).
          “Observer” shall have the meaning set forth in Section 2(f).
          “Offer Acceptance” shall have the meaning set forth in Section 6(c).
          “Offer Notice” shall have the meaning set forth in Section 6(a).
          “Offered Securities” shall have the meaning set forth in Section 6(a).
          “Other Shareholders Agreement” shall have the meaning set forth in Section 17(b).
          “Permissible Transferee” shall mean any transferee party to a Permissible Transfer.
          “Permissible Transfers” shall have the meaning set forth in Section 5.
          “Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint-stock company, Governmental Body or other entity.
          “Pre-emptive Sale” shall have the meaning set forth in Section 8(a).
          “Pre-emptive Securities” shall have the meaning set forth in Section 8(a).
          “Preferred Shareholders” shall mean collectively, the Series A Shareholders, the Series A1 Shareholders, the Series B Shareholders and the Series C Shareholders.
          “Preferred Stock” shall mean collectively, the Series A Stock, the Series A1 Stock, the Series B Stock and the Series C Stock.

          “Prior Agreement” shall have the meaning set forth in the recitals hereof.
          “Pro Rata Purchaser” shall have the meaning set forth in Section 6(b).
          “Proposed Transferee” shall have the meaning set forth in Section 7(b).
          “Qualified IPO” shall mean an initial public offering of the shares of Common Stock (i) at an offering price per share of not less than three (3) times the Series A Issue Price (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations, conversion price adjustments and similar changes hereafter effected), (ii) with gross proceeds to the Company and any selling shareholders of at least $30,000,000 (thirty million U.S. dollars), before deducting any applicable underwriting discounts, commissions and expenses and (iii) underwritten on a firm commitment basis by an investment banking firm of national standing approved by the holders (acting together as a class) of a majority of the outstanding shares of the Series A Stock.
          “Redemption Price” shall have the meaning set forth in the Certificate of Incorporation.
          “ROFO Seller” shall have the meaning set forth in Section 6(a).
          “Sale of the Company” shall mean (i) the merger or consolidation of the Company into or with another corporation or other similar transaction or series of related transactions in which the Company’s stockholders of record (or their Affiliates) as constituted immediately prior to such transaction or series of related transactions will not, immediately after such transaction or series of related transactions, beneficially own (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934) at least a majority of the voting power of the surviving or acquiring entity, or (ii) the sale of all or substantially all the assets of the Company.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Series A Closing Date” shall mean December 30, 2003.
          “Series A Shareholders” shall have the meaning set forth in the introductory paragraph hereto.
          “Series A Directors” shall have the meaning set forth in Section 2(b).
          “Series A Issue Price” shall have the meaning set forth in the Certificate of Incorporation.
          “Series A Redemption Date” shall have the meaning set forth in Section 3(b).
          “Series A Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.
          “Series A1 Closing Date” shall mean December 30, 2003.

          “Series A1 Shareholders” shall have the meaning set forth in the introductory paragraph hereto.
          “Series A1 Stock” shall mean the Series A1 Convertible Preferred Stock, par value $0.001 per share, of the Company.
          “Series B Closing Date” shall mean December 14, 2005.
          “Series B Shareholders” shall have the meaning set forth in the introductory paragraph hereto
          “Series B Stock” shall mean the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.
          “Series C Closing Date” shall mean February 22, 2008.
          “Series C Shareholders” shall have the meaning set forth in the introductory paragraph hereto.
          “Series C Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.
          “Shareholder” shall have the meaning set forth in the introductory paragraph hereto.
          “Subsidiary” shall mean, with respect to a specified Person, any corporation of which securities having the power to elect a majority of that corporation’s board of directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.
          “Supplemental Offer Notice” shall have the meaning set forth in Section 6(b).
          “Supplemental Offer Acceptance” shall have the meaning set forth in Section 6(b).
          “Transfer” shall mean and include any direct or indirect offer for sale, sale, assignment, transfer, pledge, encumbrance, or other disposition of, or the subjecting to a security interest of, any Capital Stock or any disposition of any Capital Stock or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.
          “Warrants” shall have the meaning set forth in the Certificate of Incorporation.
          “Winn” shall mean Stephen T. Winn, an individual residing at 10201 Inwood Road, Dallas, Texas 75229, his Affiliates, including without limitation his heirs, personal representatives, successors and permitted assigns and Seren Capital, Ltd., a Texas limited partnership and its Affiliates.

     2. Board of Directors and Committees.
          (a) Each of the parties hereto agrees to vote all Capital Stock of the Company now owned or hereafter acquired by such party so that the Company’s Board of Directors shall consist of no more than nine (9) members and the number of members on the Company’s Board of Directors shall at all times equal the number of persons which have been designated from time to time in accordance with Section 2(b) below. If any Shareholder which has the right to designate a member of the Board of Directors in accordance with Section 2(b) has not designated such member to the Company’s Board of Directors, each of the parties hereto agrees that such Shareholder may designate a member of the Board of Directors at any time, or from time to time, and the parties shall vote, to the extent possible, all Capital Stock of the Company to elect such designee. Until such time as any Shareholder which has the right to designate a member of the Board of Directors in accordance with Section 2(b) has designated such member to the Company’s Board of Directors, the number of members on the Company’s Board of Directors shall be reduced by the number of members which have not yet been designated.
          (b) Each of the parties further covenants and agrees to vote (at a meeting or by written consent) all Capital Stock of the Company now owned or hereafter acquired by such party (and attend, in person or by proxy, all meetings of shareholders called for the purpose of electing directors), and the Company agrees to take all actions (including, but not limited to the nomination of specified persons) to cause and maintain the election to the Board of Directors of the following:
     (i) with respect to the three (3) persons to be elected by the holders of the Series A Stock pursuant to the Certificate of Incorporation (the “Series A Directors”), such directors shall be designated as follows: (A) for so long as Apax holds shares of Series A Stock in an amount equal to at least 50% of the aggregate number of shares of Series A Stock issued to Apax on the Series A Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then two (2) of the Series A Directors shall be designees of Apax, one of whom shall be Jason Wright as of the date hereof; (B) if, and for so long as, Apax holds shares of Series A Stock in an amount equal to less than 50% of the aggregate number of shares of Series A Stock issued to Apax on the Series A Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then at least one (1) of the Series A Directors shall be a designee of Apax; (C) for so long as Advance Capital holds shares of Series A Stock in an amount equal to at least 50% of the aggregate number shares of Series A Stock issued to Advance Capital on the Series A Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then at least one (1) of the Series A Directors shall be a designee of Advance Capital, who shall be Jeffrey Leeds as of the date hereof; and (D) any remaining directors entitled to be elected by the holders of the Series A Stock shall be designated by the holders of a majority of the Series A Stock;

     (ii) with respect to the two (2) directors to be elected by the holders of Series A1 Preferred Stock pursuant to the Certificate of Incorporation, such director shall be designated as follows: (A) for so long as Winn holds shares of Series A1 Stock in an amount equal to at least 50% of the aggregate number of shares of Series A1 Stock issued to Winn on the Series A1 Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then the two (2) Series A1 Directors shall be designees of Winn, one of whom shall be Winn as of the date hereof; and (B) if, and for so long as, Winn holds shares of Series A1 Stock in an amount equal to less than 50% of the aggregate number of shares of Series A1 Stock issued to Winn on the Series A1 Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), then at least one (1) of the Series A1 Directors shall be a designee of Winn;
     (iii) with respect to the one (1) director to be elected by the holders of the Common Stock pursuant to the Certificate of Incorporation, such director shall be designated by Winn, who shall be Richard M. Berkeley as of the date hereof; and
     (iv) with respect to the three (3) directors to be elected by the holders of the Common Stock and the Preferred Stock, pursuant to the Certificate of Incorporation (the “Independent Directors”), such directors shall be designated jointly by Apax and Winn upon mutual agreement, who shall be independent directors not affiliated with any Shareholder, and two (2) of whom shall be as of the date hereof Alfred R. Berkeley and Max Hopper (it being understood and agreed that the familial relationship between Alfred R. Berkeley and Richard M. Berkeley does not constitute an affiliation for purposes of this clause (iv)).
     Subject to the fiduciary obligations of each member of the Board of Directors, and so long as the relevant ownership levels set forth above continue to be satisfied, no party hereto shall vote to remove any member of the Board of Directors designated and/or elected in accordance with the aforesaid procedure unless the persons or groups so designating and/or electing such director as specified above so vote or direct that such director shall be removed, and in such event, all parties hereto shall vote in favor of the removal of such director.
     Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 2(b) shall be filled by another person designated and/or elected in a manner so as to preserve the constituency of the Board of Directors as provided above.
          (c) Notwithstanding the foregoing and in accordance with the Certificate of Incorporation, upon the occurrence of an Event of Default each Shareholder agrees that it will promptly vote its shares of Capital Stock now owned or hereafter acquired by such Shareholder as necessary to cause (i) the removal of the three (3) Independent Directors then serving on the

Board of Directors and (ii) the prompt election to the Board of Directors of three individuals designated by Apax (“Default Directors”) to replace the Independent Directors so removed.
          (d) Each of Apax, Advance Capital and Winn hereby agrees, that for so long as they shall have the right to designate a member of the Board of Directors in accordance with Section 2(b) above, to take all actions, or cause there respective designees to take all actions (including, but not limited to the nomination of specified persons) to cause:
     (i) the Board of Directors to appoint the following individuals to the Compensation Committee of the Board of Directors: Winn and one such Series A Director as may be designated by Apax;
     (ii) the Board of Directors to appoint the following individuals to the Audit Committee of the Board of Directors: Winn and one such Series A Director as may be designated by Apax; and
     (iii) the Board of Directors to appoint, upon the formation of a special committee of the Board of Directors, the following individuals to such special committee: Winn and one such Series A Director as may be designated by Apax; provided, however, that any special committee formed for the purpose of addressing transactions or other matters involving Winn shall not include Winn or any director designated by Winn pursuant to Section 2(b)(ii) or (2)(b)(iii) as a member and any special committee formed for the purpose of addressing transactions or other matters involving Apax shall not include any Series A Director designated by Apax as a member.
          So long as Richard M. Berkeley is a member of the Board of Directors, Mr. Berkeley shall receive notice of and may attend all meetings of the committees of the Board of Directors in a non-voting observer capacity and shall be entitled to receive all reports, presentations and materials as if Mr. Berkeley was a member of any such committee of the Board of Directors. The foregoing shall not be construed to restrict Mr. Berkeley from serving in a voting capacity on any committee of the Board of Directors to which Mr. Berkeley is appointed.
          (e) Notwithstanding anything contained herein or in the Certificate of Incorporation (except for Section IV.7 therein) or bylaws of the Company, with respect to any matter to be voted upon by the Board of Directors, if a majority of the Series A Directors do not vote in favor of such matter, then in order for such matter to be approved, a majority of the members of the Board of Directors, including at least two (2) of the Independent Directors, must vote in favor thereof.
          (f) At any time in which Richard M. Berkeley is not a member of the Board of Directors, the holders of a majority of the Series B Stock may designate one individual (the “Observer”) to attend meetings of the Board of Directors and of all committees of the Board of Directors in a non-voting observer capacity. The Observer shall receive notice of all such meetings and shall be entitled to receive all reports, presentations and materials as if the

Observer was a member of the Board of Directors and such committees of the Board of Directors; provided that an Observer may be excluded from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. The Observer shall be subject to the Company’s approval, which approval shall not be unreasonably withheld. Camden will, and will cause the Observer to, hold in confidence and trust, and not use or disclose (except to Camden and its financial, legal or other advisors, provided such advisors agree to hold such confidential information in confidence), any confidential information of the Company provided to or learned by the Observer in connection this paragraph (f).
     3. Advance Capital Redemption.
          (a) The Company agrees that if as of December 31, 2011, (i) the Company has not completed a Liquidation or a Qualified IPO and (ii) the holders of a majority of the shares of the Series A Stock have not given the Company notice to redeem all of the outstanding Series A Stock, in accordance with the Certificate of Incorporation, Advance Capital may prior to January 30, 2011 require the Company to redeem all or any portion of its Series A Stock, in accordance with the procedures set forth herein, so long as, as of the date of each redemption payment, the Company has cash in excess of the amounts of cash projected to be required pursuant to the budget as approved in accordance with Section 11(b) for the three-month period following such payment; provided that if the Company does not make a redemption payment when due, it shall make such payment as soon as the foregoing condition is satisfied; provided further, however, that, notwithstanding the foregoing and Section 7 of the Certificate of Incorporation, the parties agree to vote all Capital Stock of the Company now owned or hereafter acquired by such party, and the Company agrees to use reasonable efforts (1) to authorize and issue Capital Stock of the Company which shall be junior and subordinate to the Series A Stock, the Series A1 Stock, the Series B Stock and the Series C Stock and (2) to sell such Capital Stock in order to raise funds necessary to redeem the Series A Stock of Advance Capital if the Company cannot pay the Redemption Price because of any failure of the Company to satisfy a condition set forth in this Section 3(a). The Company’s inability to pay the Redemption Price to Advance Capital shall not be deemed an Event of Default by the Company.
          (b) If Advance Capital wishes to elect the Company to redeem all or any portion of its Series A Stock pursuant to this Section 3, Advance Capital shall send written notice to the Company, at least one hundred and eighty (180) days prior to the intended date of redemption of such Series A Stock (the “Series A Redemption Date”), setting forth the number of shares to be redeemed; provided, however, that if during such one hundred and eighty (180) day period, the holders of a majority of the shares of the Series A Stock require the Company to redeem all or any portion of the outstanding Series A Stock by giving appropriate notice, then the shares of Series A Stock of Advance Capital shall be redeemed with the shares of Series A Stock of the remaining holders and the Series A Redemption Date shall be delayed to coincide with the redemption date of the other Series A Shareholders, in accordance with the Certificate of Incorporation.

          (c) The Company shall redeem the Series A Stock which Advance Capital has elected to have redeemed at the Redemption Price and in accordance with the procedures provided for in the Certificate of Incorporation without giving effect to any amendments thereto after the date hereof (unless the Company shall have obtained written consent of the holders of a majority of the Capital Stock held by Advance Capital); provided that if Advance Capital does not agree with the determination of Fair Market Value (as defined in the Certificate of Incorporation) of the Series A Stock, the Fair Market Value shall be based upon a valuation of an independent third party duly qualified to perform such valuations, chosen by mutual agreement between the Company and Advance Capital.
          (d) Nothing in this Section 3 shall limit any of Advance Capital’s rights under the Certificate of Incorporation.
     3A. Apax Voting Provision. Apax shall not vote in favor of or grant its consent to any action contemplated by Section IV.7A of the Company’s Certificate of Incorporation that requires either the consent of holders of 90% of the Series A Stock or the approval of all of the directors elected by the holders of the Series A Stock (the “Specified Actions”) without obtaining the written consent of Advance Capital Management LLC (or any Affiliate thereof designated by Advance Capital Management LLC in connection with Advance Capital Management LLC’s dissolution) to vote in favor of or to grant consent to such action; provided that Apax shall not be so restricted in voting or granting its consent if Apax’s voting in favor of or granting of consent to a Specified Action would result in the holders of 90% of the then outstanding Series A Stock voting in favor of or consenting to such Specified Action.
     4. Sale of the Company.
          (a) If, at any time, after December 31, 2011 the Series A Directors designated by Apax and all of the Independent Directors determine it is appropriate to conduct a Sale of the Company, then the Company shall undertake reasonable steps to solicit offers for a Sale of the Company, including retaining an investment banker.
          (b) If the conditions set forth in Section 4(a) have been satisfied and the Company receives a bona fide offer to purchase either all of its Capital Stock or all or substantially all of its assets (including by means of a merger or consolidation) at a price which results in (i) the Series A Shareholders receiving at least 3.5 times the Series A Issue Price per share of Series A Stock and (ii) the remaining shareholders receiving the amount they would have received upon a Liquidation of the Company in accordance with the Certificate of Incorporation, which resulted in the Series A Shareholders receiving such amount, then Winn shall vote all of his shares of Series A1 Stock and Common Stock for approval of such Sale of the Company and shall agree to sell such Capital Stock if the transaction is in the form of a sale of stock; provided, however, that Winn shall not be obligated by this Section 4(b) if either (A) the offer or transaction referenced in this Section 4(b) is revised, or circumstances under which the transaction would be consummated change, such that such transaction, if consummated, would fail to satisfy the requirements of this Section 4(b), or (B) for any reason the Warrants would not vest and become exercisable in their entirety prior to or in connection with such transaction, so long as the Warrants shall not have expired in accordance with their terms.

     5. Restrictions on Transfer. No Shareholder shall Transfer any Capital Stock of the Company or any interest therein to any Person except (a) subject to Section 15(a), pursuant to a Permissible Transfer (as defined below) or (b) if the Transfer complies with Section 6 and, if applicable, Section 7 hereof, and, unless in each case, the Transfer complies with applicable federal and state securities laws. The following Transfers shall be considered “Permissible Transfers”:
          (a) each Shareholder that is an individual may Transfer its Capital Stock of the Company to:
     (i) the spouse, children, siblings and any lineal ancestor of the immediate family of such Shareholder, and children and spouses of the foregoing;
     (ii) any Person receiving such Capital Stock of the Company from such Shareholder at such Shareholder’s death pursuant to a will or the laws of intestate succession, provided that under the terms of such will or under the applicable laws of intestate succession, such Capital Stock of the Company is Transferred solely to one or more Persons otherwise referenced in this Section 5(a);
     (iii) any trust or limited partnership established for the benefit of any of the foregoing; or
     (iv) another Person that such transferring Shareholder or previous Permissible Transferee of such Shareholder set forth in (i) through (iii) of this subparagraph (a) controls or manages, is controlled or managed by or is under common management or control with, whether through ownership of equity interests, by contract or otherwise;
          (b) each Shareholder which is not an individual may Transfer its Capital Stock of the Company (i) to another Person that such transferring Shareholder controls or manages, is controlled or managed by or is under common management or control with, whether through ownership of equity interests, by contract or otherwise or (ii) to such Shareholder’s members or partners, in a transaction in which all of such Shareholder’s Capital Stock of the Company is so Transferred;
     For purposes hereof, the Persons described in paragraphs (a) and (b)(i) above with regard to a Shareholder shall be deemed “Affiliates” of such Shareholder.
          (c) each Shareholder may Transfer its shares of Capital Stock to the Company; and
          (d) in addition to the foregoing, Winn may Transfer up to 5% of his or their shares of Capital Stock of the Company (calculated in the aggregate, on an as converted, fully diluted basis as of the Series A Closing Date) to any Person from time to time in one or more transactions.

     6. Right of First Offer.
          (a) Except for a Permissible Transfer, if, at any time after the date hereof, a Shareholder (the “ROFO Seller”) desires to Transfer any or all of its shares of Capital Stock of the Company (the “Offered Securities”) other than pursuant to Section 4 or a Sale of the Company approved by the requisite vote of the members on the Company’s Board of Directors and the Shareholders, then such ROFO Seller shall deliver a written notice to the other Preferred Shareholders (the “Offer Notice”) of the ROFO Seller’s desire to Transfer such Offered Securities. The Offer Notice shall disclose (i) the identity of the Proposed Transferee, if any, (ii) the number of Offered Securities proposed to be Transferred, (iii) the terms and conditions of the proposed Transfer of the Offered Securities, including the price per share to be paid, and (iv) any other material facts relating to the proposed Transfer.
          (b) Upon receipt of the Offer Notice, each Preferred Shareholder shall have the right and option to elect to purchase, at the price and on the terms stated in the Offer Notice, such Preferred Shareholders’ pro rata portion of the total number of Offered Securities equal to the product obtained by multiplying (i) the Offered Securities, by (ii) a fraction, the numerator of which is the number of shares held by such Preferred Shareholder (calculated on an as converted basis) and the denominator of which is the sum of the total number of shares of Capital Stock of the Company at that time owned by such Preferred Shareholder and all other Preferred Shareholders electing to purchase Offered Securities (calculated on an as converted basis) in accordance with Section 6(c). If (x) any Preferred Shareholder has delivered an Offer Acceptance (as defined below) providing for such Preferred Shareholder to purchase its full pro rata portion of the Offered Securities (each such Preferred Shareholder, a “Pro Rata Purchaser”) and (y) not all of the Offered Securities have been proposed to be purchased pursuant to all Offer Acceptances, then the Company shall deliver a written notice (the “Supplemental Offer Notice”) to the Pro Rata Purchasers within five (5) days after the expiration of the ten (10) Business Day period described in clause (c) below, and all Pro Rata Purchasers shall have the right to purchase any remaining Offered Securities, which shall, if necessary, be allocated pro rata among the Pro Rata Purchasers according to their holdings of the Company’s shares of Capital Stock (determined on an as converted basis), which right to purchase shall be exercised by a Pro Rata Purchaser delivering a supplemental written notice (a “Supplemental Offer Acceptance”) to the Company within five (5) days after delivery of the Supplemental Offer Notice setting forth the greatest number of remaining Offered Securities such Pro Rata Purchaser desires to purchase. Notwithstanding any provision of this Section 6 to the contrary, if the Preferred Shareholders collectively fail to elect to purchase all of the Offered Securities, then no Preferred Shareholder shall have the right to purchase any Offered Securities.
          (c) Any election to purchase Offered Securities shall be made by written notice (an “Offer Acceptance”) to the ROFO Seller and the Company within ten (10) Business Days following delivery of the Offer Notice stating the greatest number of Offered Securities such Preferred Shareholder is willing to purchase. Thereupon, or, if applicable, the day after the expiration of the five (5) day period for delivery of the Supplemental Offer Acceptance, the ROFO Seller shall sell the Offered Securities to any Preferred Shareholder which has timely delivered an Offer Acceptance, at the price and on the terms stated in the Offer Notice.

          (d) If the Preferred Shareholders fail to purchase in the aggregate all of the Offered Securities, the ROFO Seller may proceed with a sale of the Offered Securities within ninety (90) Business Days after the Offer Notice, subject to full compliance with Section 7 hereof, to any Person reasonably acceptable to the Company for the price and on the terms specified in the Offer Notice. If the Offered Securities are not sold pursuant to the provisions of this Section 6 such Capital Stock shall again be subject to the restrictions contained in this Agreement and shall not be Transferred, except in compliance with the applicable provisions of this Agreement.
     7. Co-Sale Rights.
          (a) The Series A Shareholders, the Series B Shareholders and the Series C Shareholders may elect to participate in the transaction contemplated by Section 6(d) with respect to a Transfer of any Offered Securities owned by any holder of Series A1 Preferred Stock or any shares of Capital Stock owned, directly or indirectly, by Winn (the “Co-Sale Securities”), except for a Permissible Transfer. For purposes of this Section 7, Winn and any holder of Series A1 Stock who has delivered an Offer Notice shall be referred to as the “Co-Sale Seller.”
          (b) Upon receipt of the Offer Notice described in Section 6 above with respect to an offer to sell Co-Sale Securities, each Series A Shareholder, each Series B Shareholder and each Series C Shareholder shall have the right and option during the twenty (20) Business Day period following receipt of the Offer Notice to elect to sell, at the price and on the same terms and conditions stated in the Offer Notice, a number of shares of Series A Stock, Series B Stock or Series C Stock, as applicable, equal to the product obtained by multiplying (i) the Co-Sale Securities subject to the Offer Notice (calculated on an as converted basis), by (ii) a fraction, the numerator of which is the number of shares of Series A Stock held by such Series A Shareholder (calculated on an as converted basis), the number of shares of Series B Stock held by such Series B Shareholder (calculated on an as converted basis), or the number of shares of Series C Stock held by such Series C Shareholder (calculated on an as converted basis), as applicable, and the denominator of which is the sum of the total number of shares of Capital Stock of the Company at that time owned by such Series A Shareholder, Series B Shareholder or Series C Shareholder, as applicable, and all other holders of Preferred Stock (including the Co-Sale Seller and calculated on an as converted basis) electing to sell.
          (c) Any such election shall be made by written notice (a “Co-Sale Acceptance”) to the Co-Sale Seller within twenty (20) Business Days following delivery of the Offer Notice. Thereupon, the Co-Sale Seller shall not sell any of the subject Co-Sale Securities until each Series A Shareholder, Series B Shareholder and Series C Shareholder who has timely delivered a Co-Sale Acceptance shall have been afforded the opportunity to sell its pro rata share (calculated pursuant to paragraph (b) above) of its shares of Series A Stock, Series B Stock or Series C Stock, as applicable, in respect of which such Co-Sale Acceptance shall have been delivered, at the price and on the same terms and conditions as set forth in the Offer Notice to the same purchaser as identified by the Co-Sale Seller. To the extent one or more holders of Series A Stock, Series B Stock or Series C Stock exercise their right of participation in accordance with the terms and conditions set forth in this Section 7, the number of Co-Sale Securities that the Co-Sale Seller may sell hereby shall be correspondingly reduced. If any of the holders of Series A

Stock, Series B Stock or Series C Stock do not provide a Co-Sale Acceptance pursuant to this Section 7(c) in respect of their pro rata share of the Co-Sale Securities, the Co-Sale Seller may proceed with a sale of the Co-Sale Securities within ninety (90) Business Days of the Offer Notice, pursuant to Section 6(d). Any Series A Stock, Series B Stock or Series C Stock not sold pursuant to the provisions of this Section 7 shall again be subject to the restrictions contained in this Agreement and shall not thereafter be Transferred, except in compliance with the applicable provisions of this Agreement.
          (d) All fees, costs and expenses incurred in connection with a Transfer under this Section 7 in which a Series A Shareholder, Series B Shareholder or Series C Shareholder participates shall be borne ratably by those sellers participating in such sale, provided that each seller shall be responsible for the fees and disbursements of its own legal counsel in connection with such sale.
     8. Pre-emptive Rights.
          (a) If at any time after the date hereof, the Company wishes to issue any shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of the Company’s capital stock or any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock (the “Pre-emptive Securities”) to any Person, the Company shall promptly deliver a notice of its intention to effect such issuance (the “Notice of Intention to Sell”) to the holders of Series A Stock, so long as at least 7,903,125 shares of Series A Stock are outstanding (as adjusted for any combinations, divisions or similar recapitalizations affecting such shares), to the holders of Series B Stock, so long as at least 812,500 shares of Series B Stock are outstanding (as adjusted for any combinations, divisions or similar recapitalizations affecting such shares), to the holders of Series C Stock, so long as at least 750,000 shares of Series C Stock are outstanding (as adjusted for any combinations, divisions or similar recapitalizations affecting such shares), and to the holders of Series A1 Stock, so long as at least 5,050,000 shares of the Series A1 Stock are outstanding (as adjusted for any combinations, divisions or similar recapitalizations affecting such shares) (collectively, each are referred to herein as an “Eligible Shareholder”), setting forth a description of the Capital Stock to be issued, the proposed purchase price thereof and terms of the sale (a “Pre-emptive Sale”). Upon receipt of the Notice of Intention to Sell, each Eligible Shareholder shall have the right to elect to purchase, at the price and on the terms stated in the Notice of Intention to Sell, the number of the shares of Capital Stock equal to the product of (i) a fraction, the numerator of which is such Eligible Shareholder’s aggregate ownership of shares of Common Stock (assuming conversion of all shares of Preferred Stock) and the denominator of which is the number of shares held by all holders of Capital Stock of the Company (calculated on a fully-diluted basis but only including options or warrants which are then currently exercisable), multiplied by (ii) the number of shares of Pre-emptive Securities to be issued (calculated on an as converted basis). Such election is to be made by the Eligible Shareholders by written notice to the Company within thirty (30) Business Days after receipt by the Eligible Shareholders of the Notice of Intention to Sell. Each Eligible Shareholder shall also have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above, any remaining number of shares of Capital Stock of the Company subject to purchase by Eligible Shareholders under this Section 8(a) (the “Maximum Pre-emptive Number”) not purchased by other Eligible Shareholders, in which case the Eligible Shareholders exercising such further option shall be deemed to have elected to purchase such remaining portion of the Maximum Pre-emptive Number of shares of Capital Stock of the Company on such pro rata basis, up to the Maximum Pre-emptive Number of shares of Capital Stock of the Company which such Eligible Shareholder shall have specified until either (A) no Eligible Shareholder shall have elected to purchase any further amount of the shares of Capital Stock of the Company which are the subject of the Notice of Intention to Sell or (B) the Maximum Pre-emptive Number of shares of Capital Stock of the Company shall have been subscribed for by the Eligible Shareholder(s). The Company shall promptly notify each electing Eligible Shareholder in writing of each notice of election received from other Eligible Shareholders pursuant to this Section 8(a).
          (b) If an Eligible Shareholder gives the Company notice, pursuant to the provisions of this Section 8, that such Eligible Shareholder desires to purchase any of the shares of Capital Stock of the Company, payment therefor shall be by check or wire transfer, against delivery of the securities at the executive offices of the Company not later than the closing date for the Pre-emptive Sale. The Company shall give each Eligible Shareholder not less than five (5) Business Days prior written notice of the closing date for the Pre-emptive Sale, together with appropriate payment instructions.
          (c) The pre-emptive rights contained in this Section 8 shall not apply to (i) Pre-emptive Securities that are not ultimately sold by the Company and (ii) Capital Stock of the Company issued in any of the following circumstances: (A) shares of Common Stock issued upon the conversion of the Preferred Stock, (B) shares of Common Stock issued in connection with any stock split or stock dividend, (C) shares of Common Stock issued or issuable upon exercise (in accordance with the terms thereof) of the Warrants, (D) shares of Common Stock issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock under any of the Company’s stock plans for employees, consultants or directors including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board of Directors and, if required by applicable law, approved by the stockholders of the Company, (E) shares of Common Stock issuable upon the exercise of warrants for the purchase of up to an aggregate of 600,000 shares of Common Stock issued from time to time to significant customers of the Company, (F) 5% of the outstanding Common Stock or other equivalents of the Common Stock (on a fully diluted basis) issued pursuant to a strategic partnership, joint venture, and similar arrangements, the acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business (which assets do not consist primarily of cash or cash equivalents), research and development agreement, product development or marketing agreement or similar arrangement, in any case as approved by the Board of Directors and (G) pursuant to a Qualified IPO.
          (d) If the Company, having complied with the provisions of this Section 8, fails to consummate the sale or issuance of Capital Stock within ninety (90) days following the expiration of the time provided above for exercise of the preemptive rights set forth in this Section 8, such Capital Stock of the Company, as the case may be, shall again be subject to all of the restrictions of this Agreement.

          (e) Any Shareholder’s rights under Section 8 may be exercised by any Affiliate which agrees to become a party to the Agreement upon its acquisition of the Company’s Capital Stock.
     9. Public Offering. The parties hereto agree that, in connection with an underwritten public offering by the Company of any its Capital Stock, if agreed to by a majority of the holders of each class or series of Capital Stock of the Company, they shall not sell any shares of Capital Stock of the Company during the period commencing ten (10) days prior to any such underwritten offering and ending one hundred and eighty (180) days following any such underwritten offering (or for such shorter period of time as is sufficient and appropriate, in the opinion of the managing underwriter) and if so requested by the managing underwriter they shall execute an agreement with respect to the foregoing.
     10. Restrictive Legends on Capital Stock.
          (a) Each certificate evidencing shares of Capital Stock (including each certificate evidencing shares of Preferred Stock held by subsequent transferees of any such certificate), shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NEITHER THE SECURITIES NOR ANY PORTION THEREOF OR INTEREST THEREIN, MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED AND QUALIFIED IN ACCORDANCE WITH SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.
          (b) Each certificate evidencing shares of Capital Stock (including each certificate evidencing shares of Preferred Stock held by subsequent transferees of any such certificate), shall also be stamped or otherwise imprinted with a legend (for so long a such legend may be applicable) in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH SHAREHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
          (c) Each certificate evidencing shares of Preferred Stock issued upon any Transfer (and each certificate evidencing any untransferred balance of such securities) shall bear the legends set forth above unless, with regard to the legend described in Section 10(b) above, such securities are no longer subject to this Agreement and, with regard to the legend described in Section 10(a) above, (i) in the opinion of counsel (which opinion is reasonably acceptable to the Company) addressed to the Company the registration of future Transfers is not required by the applicable provisions of the Securities Act or applicable state securities laws; (ii) the Company shall have waived the requirement of such legend; or (iii) in the reasonable opinion of counsel to the Company, such Transfer shall have been made in connection with an effective registration statement filed pursuant to the Securities Act or an exemption therefrom.
     11. Information Rights. In addition to any rights under applicable law, the Company shall provide Apax, Advance Capital, Camden and Winn with:
          (a) Financial Statements. (i) a true and complete copy of monthly financial statements comparing actual performance to comparable financial statements of the prior year and the budget for such period, within thirty (30) Business Days after the end of each month; (ii) quarterly financial summary, in a form provided by Apax, signed by the Company’s chief executive officer or chief financial officer, within forty-five (45) Business Days after the end of each quarter; and (iii) annual financial statements, audited by an accounting firm of national standing, within one hundred (120) Business Days after the end of each year; and
          (b) Budget. its annual budget and strategic plan at the first scheduled meeting of the Board of Directors for each year, but in no event later than March 15th of each year, approved by the Board of Directors; provided, however, that until such time as two (2) Independent Directors have been elected to the Board of Directors such budget must be approved by the Series A Directors designated by Apax.
     Apax, Advance Capital, Camden and Winn will, and will instruct each of their respective Affiliates and advisors to, hold in confidence all such information, will use such information only in connection with governing the affairs of the Company and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.
     12. Termination. Upon the consummation of a Qualified IPO, distribution of all assets of the Company pursuant to a Liquidation, a redemption of all of the outstanding Series A Stock, Series B Stock and Series C Stock or a conversion of all of the outstanding Series A Stock, Series A1 Stock, Series B Stock and Series C Stock, this Agreement shall terminate.
     13. Aggregation of Stock. With respect to any Shareholder, all shares of Series A Stock, Series A1 Stock, Series B Stock, Series C Stock and Common Stock held or acquired by any Affiliate of such Shareholder shall be aggregated together with any shares held by such Shareholder for the purpose of determining the availability of any rights under this Agreement.
     14. Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Any purported Transfer in violation of the provisions of this Agreement shall be void. Each Shareholder, in addition to being entitled to exercise all rights provided herein, in the Company’s Certificate of Incorporation or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and the other parties hereto agree that monetary damages may not be adequate compensation for any loss incurred by reason of a breach of any of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.
     15. Successors and Assigns: Agreement to be Bound.
          (a) Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Company, each of the Shareholders and the respective successors or heirs and personal representatives and permitted assigns of the Company and each of the Shareholders; provided, that the Company shall have no right to assign its rights, or to delegate its obligations hereunder, without the prior written consent of the Shareholders. It is understood and agreed among the parties hereto that this Agreement and the covenants made herein are made expressly and solely for the benefit of the other party or parties hereto (or their respective successors or permitted assigns), and that no other Person shall be entitled or be deemed to be a third-party beneficiary of any party’s rights under this Agreement.
          (b) Each Shareholder agrees further that it shall not Transfer any Capital Stock of the Company to any Person not a party to this Agreement unless such Person contemporaneously with such Transfer executes and delivers to the Company an agreement to be bound by the Shareholder’s obligations hereunder, whereupon the parties hereto agree that such Person shall have the same rights and obligations under this Agreement as the Shareholder effecting such Transfer of Capital Stock of the Company.
          (c) The Company further agrees that it shall be a condition precedent to any future issuance of Capital Stock that the Person to whom such Capital Stock of the Company is to be issued becomes subject to the terms and conditions of this Agreement as a Shareholder and agrees in writing to be bound hereby, except with respect to any Capital Stock of the Company issued upon the exercise of stock options or other awards made under any of the Company’s stock plans and any Capital Stock of the Company issued pursuant to a strategic partnership, joint venture, and similar arrangements, the acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business (which assets do not consist primarily of cash or cash equivalents), research and development agreement, product development or marketing agreement or similar arrangement, in any case as approved by the Board of Directors pursuant to Section 8(c)(ii)(F) above.
     16. Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersede all prior agreements and understandings between any of the Shareholders and the Company or any predecessor to the Company, including, without limitation, the Prior Agreement, that certain term sheet, dated August 9, 2003, among the Company and Apax Partners, Inc. and any term sheet among the Company and Camden and/or any of its Affiliates.
     17. Waiver and Termination of Agreements.
          (a) Notwithstanding anything hereunder to the contrary, the parties agree and acknowledge that, pursuant to the Prior Agreement (i) that certain Stockholders Agreement, dated December 17, 1999 (the “December 17, 1999 Agreement”), and/or that certain Series A/B Convertible Participating Preferred Stock Purchase Agreement, dated as of December 17, 1999 were each terminated as of the Series A Closing Date, (ii) such parties waived any and all of their respective rights which they may have had with respect to such agreements, including any and all of such respective rights relating to the Contemplated Transactions (as defined in that certain Securities Purchase Agreement, dated as of December 30, 2003, by and among the Company and the Investors named therein and (iii) notwithstanding the foregoing clause (ii), the Shareholders who were parties to the December 17, 1999 Agreement did not waive any claims they may have had against each other but only any claims each may have directly or indirectly against the Company or any of its officers or directors in their capacities as such (including claims for indemnity). Each of the Shareholders represents to each other Shareholder that it is not now aware of any claims such Shareholder may have against any other Shareholder.
          (b) Notwithstanding anything hereunder to the contrary, the parties agree and acknowledge that, pursuant to the Prior Agreement, (i) such parties waived any and all of their respective rights which they may have had with respect to that certain Shareholders’ Agreement, dated as of December 1, 1998, by and among RealPage Communications, Inc., a Texas corporation, and the Shareholders (as defined therein), as amended (the “Other Shareholders Agreement”), including any and all of such respective rights relating to the Contemplated Transactions (as defined above) and (ii) Winn agreed that he would remain responsible for any and all obligations with respect to the Other Shareholders Agreement to the extent that any parties thereto are not parties to the Prior Agreement and agreed to indemnify and hold harmless the parties to the Prior Agreement in the even the rights of any parties to the Other Shareholders Agreement conflict with or otherwise impair the rights and benefits of the parties to the Prior Agreement.
     18. Notice and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

if to the Company:
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007-1913
Attention: Stephen T. Winn
Facsimile: 972.820.3913
if to any Shareholder, to the address set forth on Schedule II, or to such other address, with respect to any party, as such party shall give notice of in accordance with this Section 18.
     19. Amendment and Waiver.
          (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          (b) Any amendment, supplement or modification of or to any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and the holders of 90% of each class or series of Capital Stock (even if a Shareholder is not directly affected by such amendment, supplement or modification).
          (c) The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted.
     20. Signatures; Counterparts. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     21. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.
     22. Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
     23. No Strict Construction. The parties hereto have been represented by counsel in connection with this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     24. Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of New York, without regard to the conflicts of law principles thereof which would specify the application of the law of another jurisdiction.
     25. Jurisdiction. Each of the Shareholders and the Company (a) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by the Company, or any Shareholder and (b) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
     26. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or combination, any securities issued to the parties shall be subject to this Agreement.
     27. Winn Warrant. With respect to the Warrants issued by the Company on December 30, 2003 to Winn and certain other individuals, and amended on February 22, 2008, Apax and Camden each agrees that if such Warrants vest in accordance with their terms and the Company does not have sufficient authorized common stock to allow exercise thereof, Apax and Camden shall each vote its shares of Company stock for an increase in such authorized common stock to allow exercise thereof.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY: REALPAGE, INC
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Chief Executive Officer

SHAREHOLDERS:
/s/ Stephen T. Winn
STEPHEN T. WINN

STEPHEN T. WINN 1996 FAMILY LP A
By:	/s/ Stephen T. Winn
Name:
Title:

SEREN CAPITAL LTD. By: Seren Capital Management, L.L.C., Its General Partner
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Sole Manager and President

SEREN CATALYST LP By: Seren Capital Management, L.L.C., Its General Partner
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Sole Manager and President

Signature Page to Fourth Amended and Restated Shareholders Agreement

APAX EXCELSIOR VI, L.P. By: Apax Excelsior VI Partners, L.P., Its General Partner By: Apax Managers, Inc. Its General Partner
By:	/s/ Robert Marsden
	Name:	Robert Marsden
	Title:	CFO

APAX EXCELSIOR VI-A C.V. By: Apax Excelsior VI Partners, L.P., Its General Partner By: Apax Managers, Inc. Its General Partner
By:	/s/ Robert Marsden
	Name:	Robert Marsden
	Title:	CFO

APAX EXCELSIOR VI-B C.V. By: Apax Excelsior VI Partners, L.P., Its General Partner By: Apax Managers, Inc. Its General Partner
By:	/s/ Robert Marsden
	Name:	Robert Marsden
	Title:	CFO

PATRICOF PRIVATE INVESTMENT CLUB III, L.P. By: Apax Excelsior VI Partners, L.P., Its General Partner By: Apax Managers, Inc. Its General Partner
By:	/s/ Robert Marsden
	Name:	Robert Marsden
	Title:	CFO

Signature Page to Fourth Amended and Restated Shareholders Agreement

ADVANCE CAPITAL PARTNERS, L.P. By: Advance Capital Associates, L.P., Its General Partner By: Advance Capital Management, LLC, Its General Partner
By:	/s/ Jeffrey T. Leeds
	Name:	Jeffrey T. Leeds
	Title:	Principal

ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.

By: Advance Capital Offshore Associates, LDC,
        Its General Partner

By: Advance Capital Associates, L.P.,
        Its Member

By: Advance Capital Management, LLC,
        Its General Partner

By:	/s/ Jeffrey T. Leeds
	Name:	Jeffrey T. Leeds
	Title:	Principal

/s/ Jeffrey T. Leeds
JEFFREY T. LEEDS

Signature Page to Fourth Amended and Restated Shareholders Agreement

CAMDEN PARTNERS STRATEGIC FUND III, L.P. By: Camden Partners Strategic III, LLC Its: General Partner By: Camden Partners Strategic Manager, LLC Its: Managing Member
By:	/s/ Richard M. Berkeley
Richard M. Berkeley
Managing Member

CAMDEN PARTNERS STRATEGIC FUND III-A, L.P. By: Camden Partners Strategic III, LLC Its: General Partner By: Camden Partners Strategic Manager, LLC Its: Managing Member
By:	/s/ Richard M. Berkeley
Richard M. Berkeley
Managing Member

Signature Page to Fourth Amended and Restated Shareholders Agreement

Schedule I
To
Fourth Amended and Restated Shareholders Agreement

Series A Shareholders	Apax Excelsior VI, L.P.
Apax Excelsior VI-A C.V.
Apax Excelsior VI-B C.V.
Patricof Private Investment Club III, L.P.
Seren Capital Ltd.
Advance Capital Partners, L.P.
Advance Capital Offshore Partners, L.P.
Jeffrey T. Leeds
Ethan A Budin
Mark H. Sherman
Donald J. Edwards
Joshua A. Sorensen
Robert T. Puopolo

Series A1 Shareholders	Seren Capital Ltd.
Stephen T. Winn
Camden Partners Strategic Fund III, L.P.
Camden Partners Strategic Fund III-A, L.P

Series B Shareholders	Camden Partners Strategic Fund III, L.P.
Camden Partners Strategic Fund III-A, L.P.
James K. Malernee
Timothy J. Barker

Series C Shareholders	Apax Excelsior VI, L.P.
Apax Excelsior VI-A C.V.
Apax Excelsior VI-B C.V.
Patricof Private Investment Club III, L.P.
Camden Partners Strategic Fund III, L.P.
Camden Partners Strategic Fund III-A, L.P.
Timothy J. Barker

Major Shareholders and	Stephen T. Winn
Warrantholders	Stephen T. Winn 1996 Family LPA
Seren Capital Ltd.
Seren Catalyst LP
Stephen T. Winn, separate property
Michael E. Mueller
Robert H. Dilworth
Melvin R. Woolf
Fabian R. Gordon
Bryan Vincent
Michael Polly

Schedule I (Continued)
Fourth Amended and Restated Shareholders Agreement

Jason Russell
Camden Technology, Inc.
RE3, Inc.
United Dominion Realty Trust
Jeffrey Roper
Patricia Roper
Comerica Ventures Incorporated

Schedule I (Continued)
Fourth Amended and Restated Shareholders Agreement
Apax Excelsior VI, L.P.
Apax Excelsior VI-A C.V.
Apax Excelsior VI-B C.V.
Patricof Private Investment Club III, L.P.
[***]
Seren Capital Ltd.
Seren Catalyst LP
Stephen T. Winn
Stephen T. Winn, separate property
Stephen T. Winn 1996 Family LP A
[***]
Advance Capital Partners, L.P.
Advance Capital Offshore Partners, L.P.
Jeffrey T. Leeds
c/o Jeffrey T. Leeds
Leeds Equity Partners, LLC
350 Park Avenue, 23rd Floor
New York, New York 10022
Ethan A. Budin
FlexPoint Partners
676 N. Michigan, Suite 3300
Chicago, Illinois 60611
Mark H. Sherman
     [***]

Schedule I (Continued)
Fourth Amended and Restated Shareholders Agreement
Donald J. Edwards
c/o FlexPoint Partners
676 N. Michigan, Suite 330
Chicago, Illinois 60611
Joshua A. Sorensen
c/o Leeds Equity Partners, LLC
350 Park Avenue, 23rd Floor
New York, New York 10022
Robert T. Puopolo
Epic Partners
116 W. 23rd St. 5th
New York, NY 10011
Camden Partners Strategic Fund III, L.P.
Camden Partners Strategic Fund III-A, L.P.
500 E. Pratt Street, Suite 1200
Baltimore, Maryland 21202
Attention: Richard M. Berkeley
Facsimile: (410) 878-6850
James K. Malernee
c/o Cornerstone Research
599 Lexington Avenue
43rd Floor
New York, NY 10022
Timothy J. Barker
[***]
Michael E. Meuller
     [***]

Schedule I (Continued)
Fourth Amended and Restated Shareholders Agreement
Robert H. Dilworth
[***]
Melvin R. Woolf
[***]
Fabian R. Gordon
[***]
Michael Polly
[***]
Jason Russell
[***]
Bryan Vincent
[***]
RE3, Inc.
Attn: Bill Licko
1745 Shea Center Drive
Suite 200
Highlands Ranch, CO 80129
Camden Technology, Inc.
Attn: Alex Jessett
3 Greenway Plaza
Houston, Texas 77046

Schedule I (Continued)
Fourth Amended and Restated Shareholders Agreement
United Dominion Realty Trust
Attn: David Messenger
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Jeffrey Roper
Patricia Roper
[***]
Comerica Ventures Incorporated
Attn: Joe Fisher
1717 Main Street
MC 6406, 5th Floor
Dallas, TX 75201
Sukhi Singh
[***]
Rajiv Naidu
[***]
Kevin Braun
[***]
Mike Lin
[***]
Ken Murai
[***]